Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

Equity First

Performance First

OFFERING SUMMARY

(Related to the Pricing Supplement No. 2008 – MTNDD318, Dated August 25, 2008)

CITIGROUP FUNDING INC.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

PACERSSM

1,165,000 Premium mAndatory Callable

Equity-linked secuRitieS

8% Per Annum PACERSSM Based Upon the

iShares® MSCI Brazil Index Fund

Due September 15, 2009

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and related prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

August 25, 2008

2	PACERSSM

PACERSSM

Based Upon the iShares® MSCI Brazil Index Fund

Premium mAndatory Callable

Equity-linked secuRitieS due September 15, 2009

This offering summary represents a summary of the terms and conditions of the PACERS. We encourage you to read the pricing supplement and accompanying prospectus supplement and prospectus related to this offering. Capitalized terms used in this overview are defined in the “Final Terms” below.

Overview of the PACERSSM

Premium mAndatory Callable Equity-linked secuRitieS, or PACERSSM, are callable equity-linked investments that offer participation in a portion of the appreciation, if any, of the price of the Shares of the iShares® MSCI Brazil Index Fund on which the PACERS are based, while also providing limited protection against a decline in that price. The PACERS have a maturity of approximately 1 year and are issued by Citigroup Funding Inc. Some key characteristics of the PACERS include:

O	Periodic Fixed Payments. The PACERS pay a quarterly coupon of 8% per annum commencing on December 15, 2008 up to and including the earlier of (i) any Call Date, or (ii) maturity.

O

Mandatory Call. The PACERS are mandatorily callable by Citigroup Funding on any of the three Call Dates during any of the four quarterly Call Determination Periods, commencing approximately three months after the Issue Date, if the closing price of the Index Fund Shares on any Call Date is greater than or equal to the closing price of the Index Fund Shares on the Pricing Date. The PACERS will not otherwise be called even if the closing price on any other day is greater than or equal to the Initial Share Price. If mandatorily called, you will receive an amount in cash per PACERS equal to $10.00 plus the applicable Mandatory Call Premium, which is expected to be (i) 2.00%, if called in December 2008, (ii) 4.00%, if called in March 2009, (iii) 6.00%, if called in June 2009 and (iv) 8.00%, if called in September 2009.

O

No Principal Protection. While the PACERS provide limited protection against the decline in the price of the Index Fund Shares, PACERS are not principal protected. If the PACERS are not called, for each PACERS you hold at maturity you will receive $10.00 in cash unless the closing price of the Index Fund Shares on any trading day after the Pricing Date up to and including the Valuation Date is less than or equal to $53.81 (approximately 75% of the Initial Share Price). In that case, you will receive a fixed number of the Index Fund Shares equal to the Share Ratio ($10.00 divided by the closing price of the Index Fund Shares on the Pricing Date) (or, if you elect, the cash value of those shares). If you receive a fixed number of Index Fund Shares equal to the Share Ratio at maturity (or, if you elect, the cash value of those shares) and the price of the Index Fund Shares at maturity (or on the Valuation Date if you elect to receive the cash value of those shares) is less than the Initial Share Price, the amount you receive at maturity for each PACERS will be less than the amount of your initial investment and could be zero, in which case your investment in the PACERS will result in a loss.

PACERSSM	3

The PACERS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the PACERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the PACERS at maturity is not guaranteed.

Types of Investors

The PACERS may be an appropriate investment for investors with a neutral to mildly optimistic investment view on the Index Fund Shares who are seeking current income and are also willing to accept risk to the principal invested. Such investors may include:

O	Investors with neutral to moderate growth expectations for the Index Fund Shares who also seek limited protection against loss

O	Income-oriented equity investors

O

Investors willing to trade potential upside appreciation in the Index Fund Shares in return for a fixed quarterly coupon and the potential to receive an additional fixed per annum return if the PACERS are called

O	Current or prospective holders of the Index Fund Shares who are willing to accept the downside risk in the Index Fund Shares subject to limited protection against loss

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the PACERS, will receive an underwriting fee of $0.175 for each $10.000 PACERS sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte.Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive $0.150 from this underwriting fee for each PACERS they sell. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.150 from this underwriting fee for each PACERS they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the PACERS declines. You should refer to “Key Risk Factors for the PACERS” below and “Risk Factors Relating to the PACERS” and Plan of Distribution in the pricing supplement related to this offering for more information.

4	PACERSSM

Final Terms

Issuer:	Citigroup Funding Inc.
Security:	Premium mAndatory Callable Equity-linked secuRitieS (PACERSSM) Based Upon the Shares of the iShares® MSCI Brazil Index Fund Due September 15, 2009
Index Fund Shares:	Shares of the iShares® MSCI Brazil Index Fund (NYSE Arca Symbol: “EWZ”).
Guarantee:	Any payments due on the PACERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PACERS are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest.
Rating of the Issuer’s Obligations:	Aa3/AA- (Moody’s/S&P) based upon the Citigroup Inc. guarantee and subject to change during the term of the PACERS; however, because the PACERS are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest.
Principal Protection:	None.
Pricing Date:	August 25, 2008.
Issue Date:	August 28, 2008.
Valuation Date:	September 10, 2009.
Maturity Date:	September 15, 2009.
Aggregate Principal Amount	$11,650,000
Issue Price:	$10.00 per PACERS
Coupon:	8% per annum, payable quarterly up to and including the earlier of (i) any Call Date or (ii) maturity.
Amount to Be Received at Maturity:

If not called before the Maturity Date, for each $10.00 PACERS:

(1) a number of Index Fund Shares equal to the Share Ratio (or, if you exercise your Cash Election Right, the cash value of those shares based on the closing price of the Index Fund Shares on the Valuation Date) if the closing price of the Index Fund Shares on any trading day after the Pricing Date up to and including the Valuation Date has declined by approximately 25% or more from the Initial Share Price, or

(2) $10.00 in cash.

Cash Election Right:

You may elect to receive from Citigroup Funding for each PACERS you hold on the Maturity Date the cash value of the Index Fund Shares you would otherwise be entitled to at maturity. If you elect to exercise the Cash Election Right you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the PACERS.

You should refer to the section “Description of the PACERS—Determination of the Amount to be Received at Maturity” in the pricing supplement for more information about the Cash Election Right.

Share Ratio:	0.13939 Index Fund Shares per PACERS equal to $10 divided by the Initial Share Price.
Initial Share Price:	$71.74
Mandatory Call Feature:	Mandatorily callable quarterly in whole, but not in part, on any Call Date if the closing price of the Index Fund Shares on any Call Date is equal to or greater than the Initial Share Price. If we call the PACERS during any Call Determination Period, the related call payment date will be at least three business days after the relevant Call Date or, in the case of the Call Determination Period beginning on September 8, 2009, at maturity.

PACERSSM	5

Call Dates:	Any trading day during any Call Determination Period on which the PACERS are mandatorily called.
Call Determination Period:	Each of the three-trading-day periods, starting on and including December 8, 2008, March 6, 2009, June 8, 2009, and September 8, 2009.
Mandatory Call Premium:	(1) 2.00%, if called in December 2008 (2) 4.00%, if called in March 2009 (3) 6.00%, if called in June 2009 (4) 8.00%, if called in September 2009
Call Price:	(1) $10.20 per PACERS, if called in December 2008 (2) $10.40 per PACERS, if called in March 2009 (3) $10.60 per PACERS, if called in June 2009 (4) $10.80 per PACERS, if called in September 2009
Listing:	The PACERS will not be listed on any exchange.
Underwriting Discount:	1.75% (including the 1.50% sales commission described below)
Sales Commission Earned:	$0.150 per PACERS for each PACERS sold by a Smith Barney Financial Advisor.
Calculation Agent:	Citigroup Global Markets Inc.
CUSIP:	17313G373

Benefits of the PACERS

O	Current Income. The PACERS pay a quarterly coupon of 8% per annum commencing on December 15, 2008 up to and including the earlier of (i) any Call Date or (ii) maturity.

O

Potential Return Through Mandatory Call Feature.    Citigroup Funding must call the PACERS and pay you an amount in cash equal to $10.00 plus the applicable Mandatory Call Premium of 8% per annum on a simple interest basis, plus any accrued and unpaid interest, if on any Call Date the closing price of the Index Fund Shares is equal to or greater than the Initial Share Price. In this case, your return on the PACERS will be greater than your initial investment, although you will not receive a return of more than 8% per annum on a simple interest basis plus any interest you receive on the PACERS.

O

Protection Against Loss in Limited Circumstances.    If Citigroup Funding does not call the PACERS, at maturity you will receive your original investment in the PACERS even if the closing price of the Index Fund Shares has declined from the Initial Share Price, as long as the closing price of the Index Fund Shares on any trading day after the Pricing Date up to and including the Valuation Date does not decline from the Initial Share Price by the predetermined percentage or more. In this case, you will not suffer the same loss that a direct investment in the Index Fund Shares would produce. However, if the closing price of the Index Fund Shares on any trading day after the Pricing Date up to and including the Valuation Date does decline by the predetermined percentage or more, the amount you receive at maturity may be less than your initial investment and could be zero.

6	PACERSSM

Key Risk Factors for the PACERS

An investment in the PACERS involves significant risks. While some of the risks are summarized below, please review the “Risk Factors Relating to the PACERS” section of the pricing supplement related to this particular offering and the “Risk Factors” section of the accompanying prospectus supplement for a full description of risks.

O

Potential for Loss.    If Citigroup Funding does not call the PACERS, the amount you will receive at maturity of the PACERS will depend on the closing price of the Index Fund Shares during the term of the PACERS. If on any trading day after the Pricing Date up to and including the Valuation Date, the closing price of the Index Fund Shares declines from the Initial Share Price by the predetermined percentage or more and the PACERS are not called, you will receive a number of the Index Fund Shares at maturity (or, if you elect, the cash value of those shares) with a value that will likely be less than the amount of your initial investment in the PACERS and which could be zero. In this case your investment in the PACERS will result in a loss, except to the extent of any interest payments on the PACERS.

O

Volatility of the Index Fund Shares.    Historically, the price of the Index Fund Shares has been volatile. From January 2, 2003 to August 25, 2008, the closing price of the Index Fund Shares has been as low as $7.4300 per share and as high as $100.47 per share. As a result, on more than one occasion from January 2, 2007 to August 25, 2008, the closing price of the Index Fund Shares has been less than 75% of its closing price of $71.74 on August 25, 2008. If we do not call the PACERS, whether you receive an amount at maturity in cash equal to the amount of your initial investment in the PACERS or an amount less than your initial investment depends upon the closing price of the Index Fund Shares on any trading day during the term of the PACERS. The volatility of the price of the Index Fund Shares may result in your receiving a number of the Index Fund Shares at maturity (or, if you elect, the cash value of those shares) with a value less than your initial investment in the PACERS, which will result in a loss, except to the extent of any interest payments on the PACERS.

O

Appreciation May Be Limited.    If the PACERS are mandatorily called, you will receive an amount in cash equal to $10.00 plus the applicable Mandatory Call Premium. The opportunity to participate in possible increases in the price of the Index Fund Shares is unavailable if the PACERS are mandatorily called because the return you receive will be limited to the applicable Mandatory Call Premium and any interest payments on the PACERS. Your return on the PACERS may be less than your return on a similar security that allowed you to participate more fully in the appreciation of the Index Fund Shares. Additionally, if we call the PACERS prior to their maturity, you may not be able to invest in other securities with a similar level of risk that yield as much as the interest and call premium on the PACERS.

O

Potential for a Lower Comparative Yield.    If the PACERS are not mandatorily called (and regardless of whether the closing price of the Index Fund Shares on any trading day after the Pricing Date up to and including the Valuation Date declines by the predetermined percentage or more), the effective yield on the PACERS may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

PACERSSM	7

O

Relationship to the iShares® MSCI Brazil Index Fund.    You will have no rights against the iShares® MSCI Brazil Index Fund, the issuer of the Index Fund Shares, even though the market value of the PACERS and the amount you will receive at maturity depend on the price of the Index Fund Shares. The iShares® MSCI Brazil Index Fund is not involved in the offering of the PACERS and has no obligation relating to the PACERS. In addition, you will have no voting rights and will not receive any dividend or other distributions, if any, with respect to the Index Fund Shares unless and until you receive Index Fund Shares at maturity, if applicable.

O

Value of the Index Fund Shares May Not Completely Track the Value of the MSCI Brazil Index.    Although the trading characteristics and valuations of the Index Fund Shares will usually mirror the characteristics and valuations of the MSCI Brazil Index, the value of the Index Fund Shares may not completely track the value of the MSCI Brazil Index. The Index Fund Shares will reflect transaction costs and fees that are not included in the calculation of the MSCI Brazil Index. Additionally, because the Index Fund Shares do not represent all of the stocks underlying the MSCI Brazil Index but only a representative sample of securities which have a similar investment profile as the stocks underlying the MSCI Brazil Index, the Index Fund Shares will not fully replicate the performance of the MSCI Brazil Index.

O

Secondary Market May Not Be Liquid.    The PACERS will not be listed on any exchange. There is currently no secondary market for the PACERS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the PACERS. Although Citigroup Global Markets intends to make a market in the PACERS, it is not obligated to do so.

O

Resale Value of the PACERS May be Lower Than Your Initial Investment.    Due to, among other things, changes in the price of and dividend yield on the Index Fund Shares, interest rates, the earnings performance of the Index Fund Shares, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the PACERS may trade at prices below their initial issue price of $10.00 per PACERS. You could receive substantially less than the amount of your initial investment if you sell your PACERS prior to maturity.

O

The PACERS Are Subject to Currency Exchange Rate Risks.    Because the trading price of the Index Fund Shares generally reflects the U.S. dollar value of the securities represented in the MSCI Brazil Index, holders of the PACERS will be exposed to currency exchange rate risks with respect to relevant currencies in which most or all of the securities or underlying securities represented in the MSCI Brazil Index trade. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the U.S. dollar strengthens against these currencies, the trading price of the Index Fund Shares will be adversely affected and the amount you receive at maturity or the market value upon sale prior to maturity may be reduced.

O

Fees and Conflicts.    Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the PACERS. Further, Citigroup Funding expects to hedge its obligations under the PACERS through the trading of the Index Fund Shares, or other instruments, such as options, swaps or futures, based upon the Index Fund Shares by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the PACERS may result in a conflict of interest.

8	PACERSSM

O	Citigroup Inc. Credit Risk. The PACERS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PACERS.

O

The United States Federal Income Tax Consequences of the PACERS Are Uncertain.    No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the PACERS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this offering summary and under “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the PACERS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the PACERS in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this offering summary and under “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering, and that any such guidance have retroactive effect.

ISHARES® MSCI BRAZIL INDEX FUND

iShares, Inc. and the iShares® MSCI Brazil Index Fund

According to publicly available documents, the iShares® MSCI Brazil Index Fund is one of numerous separate investment portfolios called “Funds” which make up iShares, Inc., a registered investment company. iShares, Inc. is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, iShares, Inc. files reports (including its Semi-Annual Report to Shareholders on Form N-CSRS for the six month period ended February 29, 2008) and other information with the SEC. iShares, Inc.’s reports and other information are available to the public from the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus.

The iShares® MSCI Brazil Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the aggregate in the Brazilian market, as measured by the MSCI Brazil Index. The MSCI Brazil Index consists of stocks traded primarily on the Bolsa de Valores de São Paulo. As of April 7, 2008, the Fund’s five largest stock investments were Petroleo Brasilerio S.A. — Preferred Shares, Cia Vale do Rio Doce — Preferred Class A Shares, Petroleo Brasilerio S.A. — Common Shares, Cia Vale do Rio Doce — American Depositary Receipts representing the common stock of Cia Vale do Rio Doce and Banco Bradesco S.A. — Preferred Shares and its three largest industries were materials, energy and financial.

The iShares® MSCI Brazil Index Fund uses a “Representative Sampling” strategy to try to track the MSCI Brazil Index, which means it invests in a representative sample of securities in the MSCI Brazil Index, which have a similar investment profile as the MSCI Brazil Index. Securities

PACERSSM	9

selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Brazil Index. The iShares® MSCI Brazil Index Fund’s top portfolio holdings can be found at the iShares® website. Funds like the iShares® MSCI Brazil Index Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. Fund fact sheets which provide information regarding the iShares® MSCI Brazil Index Fund’s top holdings may be requested by calling 1-800-iShares.

None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of iShares, Inc.’s publicly available documents or made any due diligence investigation or inquiry of iShares, Inc. in connection with the iShares® MSCI Brazil Index Fund or the offering of the PACERS. No representation is made that the publicly available information about iShares, Inc. or the iShares® MSCI Brazil Index Fund is accurate or complete.

The PACERS represent obligations of Citigroup Funding and Citigroup Inc. only. iShares, Inc. is not involved in any way in this offering and has no obligation relating to the PACERS or to holders of the PACERS.

MSCI Brazil Index

The MSCI Brazil Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of the Brazilian equity market. The MSCI Brazil Index was launched on July 10, 2000 at an initial value of 100. Current information regarding the market value of the MSCI Brazil Index is published daily by Morgan Stanley Capital International, Inc. on its website.

The MSCI Brazil Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group in Brazil. In order to maintain the representativeness of the MSCI Brazil Index, structural changes to the MSCI Brazil Index as a whole may be made by adding or deleting MSCI Brazil Index component securities. Currently, such changes in the MSCI Brazil Index may only be made on four dates throughout the year: as of the close of the last business day of each February, May, August and November.

10	PACERSSM

Historical Data on the Index Fund Shares

The Index Fund Shares are listed on the NYSE Arca Exchange under the symbol “EWZ.” The following table sets forth, for each of the quarterly periods indicated, the high and low closing price for the Index Fund Shares, as reported on the NYSE Arca Exchange, NYSE, or American Stock Exchange, as well as the cash dividends paid per share of the Index Fund.

Holders of the PACERS will not be entitled to any rights with respect to the Index Fund Shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividend
2003
Quarter
First	$8.9000	$7.4300	$0.11031
Second	11.2800	8.8500	0.00000
Third	13.2200	10.1900	0.00000
Fourth	16.8600	12.8400	0.00000

2004
Quarter
First	18.7400	15.6000	0.27019
Second	17.3500	12.4800	0.00000
Third	18.5600	14.6700	0.00000
Fourth	22.2600	18.2500	0.46144

2005
Quarter
First	25.5400	19.8700	0.00000
Second	24.9600	21.2700	0.00000
Third	33.4500	23.7600	0.00000
Fourth	36.0200	28.9700	0.58269

2006
Quarter
First	43.0700	34.6800	0.00000
Second	46.9300	31.9800	0.00000
Third	40.6300	36.1800	0.00000
Fourth	46.7400	38.0900	0.86884

2007
First	49.4000	42.6700	0.07108
Second	62.8500	49.5000	0.00000
Third	74.5200	51.6000	0.00000
Fourth	85.9600	72.4000	0.00000

2008
First	88.2300	69.1300	1.20306
Second	100.4700	79.8400	0.63283
Third (through August 25)	87.7800	69.29	0.00000

PACERSSM	11

The following graph sets forth the daily closing prices of the Index Fund Shares, as reported on the NYSE Arca, NYSE, or American Stock Exchange, from January 2, 2003 to August 25, 2008. The data reflected in the graph below was obtained from Bloomberg L.P. Past closing prices of the Index Fund Shares are not indicative of future closing prices for the Index Fund Shares.

The closing price of the Index Fund Shares on August 25, 2008 was $71.74.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets and its affiliates. The PACERS are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the PACERS or any member of the public regarding the advisability of investing in the PACERS. BGI has no obligation or liability in connection with the operation, marketing or sale of the PACERS.

Hypothetical Examples

The examples of hypothetical Call Prices and amounts received at maturity set forth below are intended to illustrate the effect of different Closing Prices of the Index Fund Shares on the amount you will receive in respect of the PACERS upon a mandatory call or at maturity. All of the hypothetical examples are based on the following assumptions:

O	Issue Price: $10.00 per PACERS

O	Pricing Date: August 22, 2008

O	Settlement Date: August 27, 2008

O	Valuation Date: September 9, 2009

O	Maturity Date: September 14, 2009

O	Initial Share Price: $77.00

12	PACERSSM

O	Underlying Share price at which a Mandatory Call occurs: $77.00 (100% of the hypothetical Initial Share Price)

O	Interest: 8.00% per annum, payable quarterly ($0.80 per PACERS total)

O	Mandatory Call Premium:

a.	2.25%, if called on any Call Date in December 2008

b.	4.50%, if called on any Call Date in March 2009

c.	6.75%, if called on any Call Date in June 2009

c.	9.00%, if called on any Call Date in September 2009

O	Share Ratio: 0.12987 Index Fund Shares per PACERS

O	Annualized dividend yield of the Index Fund Shares: 1.64%

O

If the PACERS have not been previously called, at maturity, whether you receive the Index Fund Shares (or, if you elect, the equivalent cash value) or your initial investment ($10.00 per PACERS) depends on whether the Closing Price of the Index Fund Shares has declined by 25% or more (to $57.75 or less, the “Downside Trigger Price”) from the Initial Share Price on any Trading Day after the Pricing Date up to and including the Valuation Date.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive at maturity will depend on the Initial Share Price; whether the Closing Price of the Index Fund Shares on any Call Date is greater than or equal to the Initial Share Price, causing the PACERS to be called; and if the PACERS are not called, whether the Closing Price of the Index Fund Shares on any Trading Day up to and including the Valuation Date has declined by approximately 25% or more from the Initial Share Price causing you to receive a fixed number of the Index Fund Shares at maturity (or the cash value of those shares at your election).

Additionally, if you elect to receive the cash value of the Index Fund Shares equal to the Share Ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the Closing Price of the Index Fund Shares on the Valuation Date. This amount will not change from the amount fixed on the Valuation Date, even if the Closing Price of the Index Fund Shares changes from the Valuation Date to maturity. Conversely, if you do not make a cash election and instead receive a number of the Index Fund Shares at maturity equal to the Share Ratio, the value of those shares at maturity will be different than the value of those shares on the Valuation Date if the Closing Price of the Index Fund Shares changes from the Valuation Date to maturity.

PACERSSM	13

PACERS are Mandatorily Called on any of the Call Dates

The PACERS have not been previously called and the closing price of the Index Fund Shares on the relevant Call Date is equal to or greater than $77.00, the price at which a Mandatory Call occurs. The PACERS are consequently called at the applicable Call Price of $10.00 plus the Mandatory Call Premium per PACERS.

a. If the Call Date occurs in December 2008, the Call Price will be $10.00 plus a Mandatory Call Premium of $0.225. Call Price = $10.00 + $0.225 = $10.225 per PACERS

b. If the Call Date occurs in March 2009, the Call Price will be $10.00 plus a Mandatory Call Premium of $0.45. Call Price = $10.00 + $0.45 = $10.45 per PACERS

c. If the Call Date occurs in June 2009, the Call Price will be $10.00 plus a Mandatory Call Premium of $0.675. Call Price = $10.00 + $0.675 = $10.675 per PACERS

d. If the Call Date occurs in September 2009, the Call Price will be $10.00 plus a Mandatory Call Premium of $0.900. Call Price = $10.00 + $0.900 = $10.900 per PACERS

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e.      Even if the Downside Trigger Price has been breached, the PACERS will be called on any Trading Day within any Call Determination Period if the Closing Price of the Index Fund Shares on such date is equal to or greater than $77.00, the price at which a Mandatory Call would occur. If the Call Date occurs in September 2009, the Call Price will be $10.00 plus a Mandatory Call Premium of $0.900

Call Price = $10.00 + $0.900 = $10.900 per PACERS

PACERS are not Mandatorily Called on any of the Call Dates and Downside Trigger Price is Not Breached

The PACERS are not called on any of the Call Dates, and the Closing Price of the Index Fund Shares is not less than or equal to 75% of the Initial Share Price, or $57.75, on any day from the Pricing Date up to and including the Valuation Date.

Since the Closing Price of the Index Fund Shares on any Trading Day after the Pricing Date up to and including the Valuation Date is not less than or equal to $57.75, the amount received at maturity will be $10.00 per PACERS. Amount received at maturity = $10.00 per PACERS

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PACERS are not Mandatorily Called on any of the Call Dates and Downside Trigger Price is Breached

The PACERS are not called on any of the Call Dates, and the Closing Price of the Index Fund Shares is less than 75% of the Initial Share Price, or $57.75, on any Trading Day from the Pricing Date up to and including the Valuation Date. At maturity you will receive for each PACERS a number of the Index Fund Shares equal to the Share Ratio, or 0.12987 shares (or the cash value of those shares at your election).

Even if the Closing Price of the Index Fund Shares is greater than $77.00, or the price at which a Mandatory Call occurs, at one or more times on or prior to the Valuation Date, the Closing Price of the Index Fund Shares is below $77.00 on all of the Call Dates. Consequently, the PACERS will not be called on any Call Date.

If the Closing Price of the Index Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date is equal to or less than $57.75, then you will receive at maturity a number of the Index Fund Shares equal to the Share Ratio (or the cash value of those Shares at your election). If the Closing Price of the Index Fund Shares on the Maturity Date is $40.04 then the market value of the Index Fund Shares you will receive, based on such Closing Price, will be $5.20.

Value of the Index Fund Shares received at maturity = 0.12987 shares * $40.040 = $5.20

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Summary Chart of Hypothetical Examples

PACERS are Mandatorily Called

Date on which the PACERS are called	Any Call Date in December 2008	Any Call Date in March 2009	Any Call Date in June 2009	Any Call Date in September 2009	Any Call Date in September 2009
Hypothetical Initial Share Price	$77.00	$77.00	$77.00	$77.00	$77.00
Hypothetical lowest closing price on or prior to the Valuation Date	$69.30	$61.60	$63.76	$61.60	$46.97
Is the hypothetical lowest closing price less than or equal to 75% of the Initial Share Price, or $57.75?	No	No	No	No	Yes
Hypothetical minimum price at which a Mandatory Call would occur	$77.00	$77.00	$77.00	$77.00	$77.00
Hypothetical closing price of the Index Fund Shares on the Call Dates	$78.93	$82.78	$88.55	$93.17	$80.85
Call Price per PACERS	$10.23	$10.45	$10.68	$10.90	$10.90
Return on the Index Fund Shares (excluding any cash dividend payments)	2.50%	7.50%	15.00%	21.00%	5.00%
Return on the PACERS (excluding fixed coupon payments)	2.25%	4.50%	6.75%	9.00%	9.00%
Return on the Index Fund Shares (including all cash dividend payments)	2.91%	8.32%	16.23%	22.64%	6.64%
Return on PACERS (including fixed coupon payments)	4.25%	8.50%	12.75%	17.00%	17.00%

PACERS are not Mandatorily Called

	Downside Trigger Not Breached	Downside Trigger Breached
Hypothetical Initial Share Price	$77.00	$77.00
Hypothetical lowest closing price on or prior to the Valuation Date	$60.83	$40.04
Is the hypothetical lowest closing price less than or equal to 75.00% of the Initial Share Price, or $57.75?	No	Yes
Will 0.12987 (the Hypothetical Share Ratio) Index Fund Shares be delivered at maturity?	No	Yes
Hypothetical closing price of the Index Fund Shares at maturity	$61.60	$40.04
Amount Received at Maturity (cash or value of the Index Fund Shares per PACERS)	$10.00	$5.20
Return on the Index Fund Shares (excluding any cash dividend payments)	-20.00%	-48.00%
Return on the PACERS (excluding fixed coupon payments)	0.00%	-48.00%
Return on the Index Fund Shares (including all cash dividend payments)	-18.36%	-46.36%
Return on the PACERS (either in cash or the market value of the Index Fund Shares, including fixed coupon payments)	8.00%	-40.00%

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Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for U.S. investors that are initial holders of the PACERS and that hold PACERS and, if applicable, the Index Fund Shares received at maturity of the PACERS as capital assets.

In purchasing a PACERS, you agree with Citigroup Funding Inc. that you and Citigroup Funding Inc. intend to treat a PACERS for U.S. federal income tax purposes as a derivative financial instrument providing for the future purchase of, or payment based on the value of, the Index Fund Shares. Under such treatment, if you receive Index Fund Shares at maturity, you will not recognize gain or loss on the purchase of the Index Fund Shares and your tax basis in the shares received will be equal to your purchase price for the PACERS. However, there is no assurance that the IRS will agree with this treatment and you may be required by the IRS to recognize gain if the value of the shares of the Index Fund Shares received is greater than your purchase price for the PACERS. If you receive cash instead of the Index Fund Shares at maturity, then under such treatment you will recognize capital gain or loss equal to the amount of cash received at maturity of the PACERS minus your purchase price for the PACERS. Payments of interest on the PACERS will be taxable to a U.S. Holder as ordinary income at the time that such payments are accrued or received in accordance with the U.S. Holder’s method of tax accounting. Upon the mandatory redemption of the PACERS for cash prior to or at maturity, or the sale or other taxable disposition of a PACERS, you will generally recognize capital gain or loss under such treatment equal to the difference, if any, between the amount realized as a result of such mandatory redemption, sale or other taxable disposition and your tax basis in the PACERS. Any such gain or loss generally will be long-term capital gain or loss if you have held the PACERS for more than one year at the time of disposition. Due to the absence of authority as to the proper characterization of the PACERS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above, and alternative treatments of the PACERS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis.

No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERS are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the PACERS should consult his or her tax advisor in determining the tax consequences of an investment in the PACERS.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the PACERS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the PACERS in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the PACERS. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions discussed above. The Notice also contemplates that all

18	PACERSSM

(or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which may include financial instruments similar to the PACERS) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

In the case of a holder of the PACERS that is not a U.S. person, any capital gain realized upon the maturity, sale or other disposition of the PACERS should not be subject to U.S. withholding tax if:

(i)	The holder complies with the applicable certification requirement (including in general the furnishing of an IRS Form W-8 or substitute form)

(ii)	Such gain is not effectively connected with a U.S. trade or business of such holder, and

(iii)	in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the PACERS.

You should refer to the pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the PACERS as long as either (A) (1) no Citigroup Global Market affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the PACERS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the PACERS or (B) its acquisition and holding of the PACERS is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and

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Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PACERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PACERS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the pricing supplement related to this offering for more information.

Additional Considerations

In the event you receive Index Fund Shares at maturity of the PACERS, the amount you receive will be subject to adjustment for a number of events that modify Vale’s capital or corporate structures. You should refer to the section “Description of the PACERS—Dilution Adjustments” in the pricing supplement related to this offering for more information. However, the amount you receive at maturity, if applicable, will not be adjusted for other events that may adversely affect the price of the Index Fund Shares, and these other events may have the effect of reducing the amount you receive at maturity on the PACERS if you receive Index Fund Shares.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the PACERS, either directly or indirectly.

PACERSSM is a registered service mark of Citigroup Global Markets Inc.

©2008 Citigroup Global Markets Inc. All rights reserved. Citi and Citi Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.